Exhibit 16.1

November 22, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Standard Management Corporation

Gentlemen:

     We have read Item 4.01 of Form 8-K dated November 1, 2004, of Standard Management Corporation and are in agreement with the statement contained in the first sentence of the first paragraph that we declined to stand for re-election effective October 27, 2004, and the statements contained in the second, third, fourth and sixth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP
Indianapolis, Indiana

3